Capital World Bond Fund
March 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$48,561
Class B	$54
Class C	$1,101
Class F-1	$8,245
Class F-2	$17,373
Total	$75,334
Class 529-A	$2,155
Class 529-B	$3
Class 529-C	$291
Class 529-E	$94
Class 529-F-1	$350
Class R-1	$38
Class R-2	$396
Class R-2E	$2
Class R-3	$805
Class R-4	$819
Class R-5	$1,582
Class R-5E*	$-
Class R-6	$20,527
Total	$27,062
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1500
Class B	$0.0400
Class C	$0.0500
Class F-1	$0.0800
Class F-2	$0.2000
Class 529-A	$0.1400
Class 529-B	$0.0300
Class 529-C	$0.0500
Class 529-E	$0.1100
Class 529-F-1	$0.1700
Class R-1	$0.0600
Class R-2	$0.0500
Class R-2E	$0.1400
Class R-3	$0.1100
Class R-4	$0.1600
Class R-5	$0.2000
Class R-5E	$0.1600
Class R-6	$0.2100
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	321,423
Class B	1,175
Class C	20,738
Class F-1	18,198
Class F-2	135,816
Total	497,350
Class 529-A	15,796
Class 529-B	109
Class 529-C	6,353
Class 529-E	844
Class 529-F-1	2,018
Class R-1	650
Class R-2	7,478
Class R-2E	27
Class R-3	7,428
Class R-4	5,159
Class R-5	7,578
Class R-5E	1
Class R-6	100,774
Total	154,215
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$19.85
Class B	$19.71
Class C	$19.52
Class F-1	$19.80
Class F-2	$19.82
Class 529-A	$19.91
Class 529-B	$19.76
Class 529-C	$19.65
Class 529-E	$19.78
Class 529-F-1	$19.79
Class R-1	$19.66
Class R-2	$19.65
Class R-2E	$19.83
Class R-3	$19.82
Class R-4	$19.84
Class R-5	$19.86
Class R-5E	$19.84
Class R-6	$19.85
* Amount less than one thousand